This document has duplicate front pages. The optionee must sign one of these duplicate pages and return it to the corporate secretary’s office in Benton Harbor, Michigan, U.S.A

Exhibit 10(i)

WHIRLPOOL CORPORATION

STOCK OPTION GRANT DOCUMENT – NAR

Granted To	Grant Date	Number of Shares	Price Per Share	Social Security Number
Expiration Date

1. The Human Resources Committee of the Board of Directors (the “Committee”) of Whirlpool Corporation (also referred to as the “Company”), has granted to you the option to purchase shares of common stock of the Company under certain conditions pursuant to the 1996 Omnibus Stock and Incentive Plan (the “Omnibus Plan”). The option granted is a non-statutory stock option for the right to purchase the number of shares at the price indicated above. The option to purchase is granted in installments with the number of shares eligible to be purchased and the date of first possible purchase stated below. Your option is subject to the provisions of the Omnibus Plan and this grant document.

No. of Shares	Accrual Date
1/3 of the shares granted	1 year from date of grant
1/3 of the shares granted	2 years from date of grant
1/3 of the shares granted	3 years from date of grant

2. To exercise your option to purchase any vested shares, you need to make full payment to Whirlpool Corporation, 2000 M-63, Benton Harbor, Michigan U.S.A. 49022, in cash in U.S. dollars, or in common stock of the Company or in a combination of cash and stock. If all or part of the payment is in shares of common stock of the Company, these shares will be valued at their fair market value on the date of exercise. You must exercise your vested options prior to the expiration date above.

3. (a) In the alternative to paragraph 2, you may elect to exercise your vested option by participating in a

I hereby acknowledge receipt of this option and understand that it is governed by the Omnibus Plan referred to above, as amended, a copy of which has been given to me with this Agreement or has previously been provided. I acknowledge that I am aware of the provisions contained in this document and in the Omnibus Plan and understand that the Committee or the Board of Directors may terminate or amend the Omnibus Plan. I further acknowledge that the grant hereby made to me does not, under any circumstances, create any right for me to receive any grant in the future.

Signature                                                                               Date:

NSO-EXECNAR (2/17/04)

This document has duplicate front pages. The optionee must sign one of these duplicate pages and return it to the corporate secretary’s office in Benton Harbor, Michigan, U.S.A cashless exercise program maintained by the Company with a third party brokerage firm that will enable you to exercise your option, sell the shares received upon exercise thereof and receive from the Company in cash the sale price for such shares, less the exercise price for such shares and applicable withholding taxes, without the need for any cash outlay on your part.

(b) To exercise your vested option by participating in the cashless exercise program, you must take all required action and execute and deliver all required documents on the date on which you wish to exercise. The Company will take all steps it considers reasonable to complete the cashless exercise on the date you request or as soon as possible thereafter. All required documentation to the Company must be received by the Corporate Secretary of Whirlpool Corporation in Benton Harbor, Michigan in a timely manner. As quickly as is administratively possible, but in no event earlier than the settlement date for the shares sold pursuant to the cashless exercise program, you will be paid the sale price for such shares, less the exercise price therefore and applicable withholding taxes.

(c) The cashless exercise program is intended to comply with the rules and regulations promulgated by the Securities and Exchange Commission under Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”). If at any time then existing regulations do not permit officers or other insiders to exercise options and, on the same day, sell the shares acquired upon such exercise without triggering liability under Section 16(b) of the Exchange Act, or any similar then existing provision, such feature shall thereupon automatically be eliminated, cashless exercises shall not be permitted, this option grant shall be construed and enforceable as if this paragraph 3 had never comprised a part of this grant, and the remaining provisions hereof shall remain in full force and effect and shall not be affected by this paragraph 3.

4. If you cease to be employed by the Company or any of its subsidiaries for any reason other than your death, retirement, disability, or with the consent of the Human Resources Committee of the Board, then this grant shall terminate on the date you cease to be so employed and all of your then outstanding options shall terminate immediately.

5. If you retire from the Company or any of its subsidiaries (or cease employment with the consent of the Committee), all of your options under this Grant immediately vest and you may at any time after the date you cease to be employed pay for and receive all or any of the shares but you must take this action on or before the date of either (i) the fifth anniversary of your retirement or (ii) the date set forth above, whichever date occurs first; provided, however, that you may not exercise any option under this Grant earlier than the first anniversary of the Grant date under any circumstance.

6. If you cease employment due to disability, all of your options under this Grant immediately vest and you may pay for and receive all or any shares, provided you take this action on or before the date of either (i) the third anniversary of your termination due to disability or (ii) the expiration date set forth above, whichever date occurs first; and further provided that you may not exercise any option under this Grant earlier than the first anniversary of the Grant date under any circumstance.

7. If you cease employment due to death, all of your options under this Grant immediately vest and your beneficiary under the Omnibus Plan may pay for and receive all or any shares, provided your beneficiary takes this action on or before the date of either (i) the third anniversary of your death or (ii) the first anniversary of the expiration date set forth above, whichever date occurs first; and further provided that your beneficiary may not exercise any option under this Grant earlier than the first anniversary of the Grant date under any circumstance.

8. If you die after retirement or termination from employment due to disability from the Company or any of its subsidiaries, your beneficiary under the Omnibus Plan may pay for and receive all or any of the shares still exercisable under the Grant, provided your beneficiary take this action on or before the date of either (i)

NSO-EXECNAR (2/17/04)

This document has duplicate front pages. The optionee must sign one of these duplicate pages and return it to the corporate secretary’s office in Benton Harbor, Michigan, U.S.A the second anniversary of your death or (ii) the first anniversary of the expiration date set forth above, whichever date occurs first; and further provided that you may not exercise any option under this Grant earlier than the first anniversary of the Grant date under any circumstance.

9. To retain any ability to exercise your vested options after leaving the Company due to retirement, disability, or with the consent the Committee, you must (i) not engage, directly or indirectly, in any manner or capacity such as adviser, principal, agent, partner, officer, director, employee, or member of any association in any business or activity that competes with the Company or any of its subsidiaries and (ii) be available at reasonable times for consultations (which shall not require substantial time or effort) at the request of the Company regarding phases of the business you were actively connected with during your employment. Such consultations will not (unless your active service was outside the United States) be required to be performed at any place or places outside the United States of America or during usual vacation periods or periods of illness or other incapacity. If either of the above conditions is not fulfilled, you will forfeit all your existing rights under your grant and your grant shall terminate immediately. Any determination by the Committee that you are, or have, engaged in a competitive business or activity or have not been available for consultation shall be final and conclusive.

10. (a) If there is a stock dividend or stock split, or combination or other increase or reduction in the number of issued shares of common stock of the Company, the Board of Directors or the Committee may make such adjustments in the number and type of shares authorized by the Omnibus Plan, the number and type of shares subject to options outstanding under the Omnibus Plan, and the exercise price of options outstanding thereunder as it may determine to be appropriate and equitable.

(b) If there is a change in control of Whirlpool Corporation as defined in the Company’s Employees Pension Plan, each purchase privilege of your option grant which has not already vested shall immediately vest if this option grant is not assumed, or shall be cashed out at fair market value or converted into an option in any successor company with equal value and substantially the same terms.

11. You cannot transfer your stock option grant to another person. Any attempted transfer or other disposition of your grant shall be void and shall nullify your option, resulting in the cancellation of your grant by the Company. Your option grant does not constitute an employment contract. It does not guarantee employment for any period of time.

12. If the exercise of your option requires withholding of tax under any foreign, federal, state, or local law, the Company can require you to pay to it that withholding amount or the Company may retain an amount to satisfy that withholding obligation from any payment otherwise due to you.

13. If, at any time within three years after you exercise any portion of this option, you engage in any activity in competition with any activity of the Company, or inimical, contrary or harmful to the interests of the Company, including but not limited to: (a) accepting employment with or serving as a consultant, advisor, or in any other capacity to an employer that is in competition with or acting against the interests of the Company, including employing or recruiting any present, former, or future employee of the Company; or (b) disclosing or misusing any confidential information or material concerning the Company, then (1) this option shall terminate effective upon the date on which you enter into such activity, and (2) any option gain realized by you from exercising all or a portion of this option shall be promptly paid by you to the Company.

14. Your option grant and any shares acquired pursuant to this grant have been registered only under the federal securities laws of the United States, and the Company has no obligation to register this option or any such shares under any other laws. Any shares acquired pursuant to your option may not be sold, transferred, or otherwise traded without the registration under or an exemption from any securities laws applicable to you, and each certificate representing such shares will bear an appropriate legend to that effect. As of the

NSO-EXECNAR (2/17/04)

This document has duplicate front pages. The optionee must sign one of these duplicate pages and return it to the corporate secretary’s office in Benton Harbor, Michigan, U.S.A date of this option, an exemption would be available for residents of Ontario, Canada for sales properly made through the New York Stock Exchange or the Chicago Stock Exchange in the United States, provided that certain limitations relating to the maximum number of holders of Whirlpool common stock in Ontario, Canada, and the maximum number of shares held by them, continue to be met and the Company continues to be subject to the reporting requirements of the United States Securities Exchange Act of 1934; however, there can be no assurance that any such exemption will be available at any future date.

15. The Board or the Committee may change the terms of your stock option grant at any time to comply with applicable Omnibus Plan interpretation, federal or state regulations, or statutory enactment.

CONGRATULATIONS

Jeff M. Fettig
Chairman of the Board, President and Chief Executive Officer

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